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                                                                     Exhibit 8.2



                                                      May 11, 1999



Public Service Company of North Carolina, Incorporated
400 Cox Road
Gastonia, NC 28054

Ladies and Gentlemen:

           You have requested our opinion regarding the discussions of the material Federal income tax consequences under the captions "SUMMARY-U.S. Federal Income Tax Consequences" and "THE MERGERS-Federal Income Tax Consequences of the Mergers-Second Merger" in the joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of Public Service Company of North Carolina, Incorporated ("PSNC") and SCANA Corporation ("SCANA") which is included in the Registration Statement on Form S-4 of SCANA (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Proxy Statement/Prospectus relates to the proposed merger of New Sub I, Inc. ("New Sub I"), a direct wholly-owned subsidiary of SCANA, with and into SCANA, with SCANA being the surviving corporation (the "First Merger") and the proposed merger of PSNC with and into New Sub II, Inc. ("New Sub II"), a direct wholly-owned subsidiary of SCANA, with New Sub II being the surviving corporation (the "Second Merger"). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

           In rendering our opinion, we have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the

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Public Service Company of North Carolina, Incorporated
May 11, 1999
Page 2


"IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect our conclusions stated herein.

           Based upon and subject to the foregoing, it is our opinion that the statements made under the captions "SUMMARY-U.S. Federal Income Tax Consequences" and "THE MERGERS-Federal Income Tax Consequences of the Mergers-Second Merger" in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. There can be no assurance that contrary positions may not be asserted by the IRS.

           This opinion is being furnished in connection with the Proxy Statement/Prospectus. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein. Except as set forth herein, we express no other opinion.

           In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the caption "THE MERGERS-Federal Income Tax Consequences of the Mergers" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                 Very truly yours,

                                 /s/ Skadden, Arps, Slate, Meagher & Flom LLP